EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Kelly Ford (212)521-4216 direct kford@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Q3 2003 Results:
Record Revenues and Record Profit

NEW YORK, October 6, 2003 — Travelzoo Inc. (OTCBB:TVZO), the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies, today reported record revenues and record profit for the third quarter ended September 30, 2003.

         Third Quarter 2003 Financial Highlights:

  Revenues increased by 89% from same period last year
  Net profit increased by 151% from same period last year
  Pre-tax profit margin at 22% of revenues

        Travelzoo Inc. reported revenues of approximately $4.8 million for the third quarter ended September 30, 2003, an increase of 89% over revenues of approximately $2.5 million for the same period last year, and a quarterly sequential increase of 12% over revenues of approximately $4.3 million for the quarter ended June 30, 2003.

        The company reported a record net income of $616,606 for the third quarter of 2003 compared to a net income of $245,584 for the same period in 2002. Net income per share for the third quarter of 2003 was $0.03 per basic and diluted share. Income before income taxes for the third quarter ended September 30, 2003 was $1,054,187 or 22% of revenues, compared to $416,655, or 16% of revenues, for the same period last year.

        For the first nine months of 2003, revenues were approximately $12.8 million compared to approximately $6.7 million for the same period last year, a 90% increase. Net income per share for the first nine months of 2003 was $0.08 compared to $0.03 in the first nine months of 2002.

About Travelzoo

Travelzoo Inc. is the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies. Travelzoo’s media products include the Travelzoo® website (www.travelzoo.com) and the Top 20® and Weekend.com® e-mail newsletters. Reaching over 5.1 million unique visitors per month (comScore Media Metrix 3/2003), Travelzoo lists sales and specials from more than 200 advertisers, including Alamo Rent A Car, American Airlines, American Express Travel, Avis Rent A Car, Carnival Cruise Lines, Fairmont Hotels & Resorts, Gate 1 Travel, Ian Schrager Hotels, InterContinental Hotels, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Mark Travel, Marriott, Omni Hotels, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts Worldwide, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo, Top 20, and Weekend.com are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues	$ 4,785	$ 2,538	$ 12,791	$ 6,715

Cost of Revenues	93	90	258	262

Gross Profit	4,692	2,448	12,533	6,453
Operating Expenses:
Sales and Marketing	2,526	1,510	6,744	3,823
General and Administrative	1,115	522	3,075	1,646
Merger Expenses	–	–	–	54

Total Operating Expenses	3,641	2,032	9,819	5,523

Income from Operations	1,051	416	2,714	930
Interest Income	3	1	8	2

Income before Income Taxes	1,054	417	2,722	932

Income Taxes	437	171	1,124	405

Net Income	$ 617	$ 246	$ 1,598	$ 527

Basic Net Income per Share	$ 0.03	$ 0.01	$ 0.08	$ 0.03
Diluted Net Income per Share	0.03	0.01	0.08	0.03

Shares Used in Computing
Basic Net Income per Share	19,425	19,425	19,425	19,425
Shares Used in Computing
Diluted Net Income per
Share	20,521	20,257	20,508	19,822

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2003	December 31, 2002

Cash	$ 3,012	$ 1,258
Accounts Receivable, net	2,137	1,312
Deposits	135	22
Other Current Assets	177	115
Deferred Income Taxes	81	81

Total Current Assets	5,542	2,788

Deposits	–	65
Deferred Income Taxes	32	32
Property and Equipment, net	113	142
Intangible Assets, net	163	213

Total Assets	$ 5,850	$ 3,240

Accounts Payable	360	442
Accrued Expenses	1,274	548
Deferred Revenue	62	19
Income Tax Payable	766	440

Total Liabilities	2,462	1,449

Common Stock	194	194
Additional paid-in capital	(116)	(116)
Retained Earnings	3,310	1,713

Total Stockholders' Equity	3,388	1,791

Total Liabilities and
Stockholders' Equity	$ 5,850	$ 3,240